Exhibit 99.1

FOR IMMEDIATE RELEASE:

Einstein Noah Restaurant Group Appoints Director Michael Arthur as Interim Chief Executive Officer and President

Company Accepts Resignation from Jeff O’Neill

Company Issues Preliminary Fourth Quarter and Fiscal Year 2013 Results

LAKEWOOD, Colo., February 24, 2014 – Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah’s New York Bagels®, and Manhattan Bagel® brands, announced that effective immediately, the Board of Directors has appointed Michael Arthur as Interim Chief Executive Officer and President following the resignation of Jeff O’Neill earlier today. The Board of Directors has initiated a search for a permanent Chief Executive Officer and President.

Mr. Arthur has been a Director of the Company since October 2004 and served as Chairman of the Audit Committee. Since 1990, Mr. Arthur has headed Michael Arthur and Associates, a consulting and interim management firm specializing in restructurings, business development, and strategic, financial, marketing and branding strategies. He served as CEO of California Federal Bank and financial advisor to Long John Silver’s Restaurants.

Nelson Heumann, Chairman of the Board, stated, “We appreciate Michael stepping into the CEO and President roles on a temporary basis and his long tenure on our Board will help facilitate leadership continuity until we can complete the process of identifying a suitable replacement. Michael possesses decades of restaurant and management expertise which is ideal for ensuring a smooth and orderly transition during this interim period. We would also like to thank Jeff for his dedicated service to Einstein Noah. Jeff built a strong team, developed a growing franchise and licensing business, and left the company in a better position than when he started. We wish him well as he explores other career opportunities.”

Michael Arthur, Interim President and Chief Executive Officer, added, “I appreciate the opportunity to accept this expanded role with the Company and look forward to working with the Board and the talented management team in continuing to build the strong brand and reputation we have established at Einstein Noah.”

Mr. Arthur has served as Executive Vice President and Chief Financial Officer for Sizzler Restaurants and Pinkerton Security; Vice President of Marketing for Mattel Toys; and also served in management roles for D’Arcy, Masius, Benton & Bowles Advertising and Procter and Gamble. Mr. Arthur has a B.A. degree from Johns Hopkins University and attended the Wharton Graduate School of Business. He has served on the board of directors of the Alzheimer’s Association.

Preliminary Financial Results

The Company also issued preliminary financial results for the fourth quarter and fiscal year 2013.

•	System-wide comparable store sales for the fourth quarter increased 0.1% over the prior year, while fiscal year system-wide comparable store sales decreased 0.3%.

•	Total revenues for the fourth quarter increased $3.5 million, or 3.2%, to $114.2 million from $110.6 million. Total revenues for the fiscal year increased $7.5 million, or 1.8%, to $434.5 million from $427.0 million.

•	Net income for the fourth quarter was $4.9 million or $0.27 per diluted share compared to net income of $3.2 million or $0.18 per diluted share.

•	Net income for the fiscal year was $14.6 million or $0.82 per diluted share versus $12.7 million and $0.74 in the prior year. Interest expense increased $2.6 million to $6.0 million as a consequence of the recapitalization in December 2012 which impacted earnings per diluted share by $0.10.

•	A record number of 61 stores were opened system-wide in the fiscal year, including 19 in the fourth quarter.

•	The Company paid a total of $9.1 million of regular quarterly dividends.

The Company will issue its full fourth quarter and fiscal year 2013 earnings press release after the market closes on Thursday, February 27, 2014 and hold a conference call at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time) as previously planned.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leading company in the quick-casual segment of the restaurant industry that operates, franchises and licenses locations under the Einstein Bros.®, Noah’s New York Bagels® and Manhattan Bagel® brands. The Company’s retail system consists of over 850 restaurants in 42 states and the District of Columbia. It also operates a dough production facility. The Company’s stock is traded on the NASDAQ under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Contacts:

Investor Relations:

Raphael Gross

203-682-8253

raphael.gross@icrinc.com

Media Relations:

Liz Brady DiTrapano

646-277-1226

liz.ditrapano@icrinc.com